Exhibit 99.(h)(8)

Addendum No. 2 to
Amended and Restated Transfer Agency and Service Agreement
Dated September 15, 2000
Between
ALPS Fund Services, Inc.
and
Financial Investors Trust

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”), and Financial Investors Trust (“Trust”).

WHEREAS, ALPS and the Trust have entered into an Amended and Restated Transfer Agency and Service Agreement (the “Agreement”) dated September 15, 2000;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS’ Address.  All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.			Financial Investors Trust

By:	/s/	Jeremy O. May	By:	/s/	Erin E. Douglas
Name:		Jeremy O. May	Name:		Erin E. Douglas
Title: Managing Director			Title:		Secretary